Exhibit 99.2

AEP

Cash Flows

2003 $ MM
Sources
Internal: Net Income	790
Depreciation	1,400
Other	—

2,190

External: Equity/Convertible	1,000
Long Term Debt Issuances	3,150
Asset Sales	—

Total Sources	6,340

Uses
Cap Ex: Ongoing	1,200
Environmental	250

1,450

LTD Maturities	1,260
LTD Refunding	150
STD Reductions	2,740
Dividends	610
Increase in Cash	130

Total Uses	6,340